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                     November 30, 2023

       Dharmendra Magasvaran
       Co-Chief Executive Officer
       DUET Acquisition Corp.
       V03-11-02, Designer Office
       V03, Lingkaran SV, Sunway Velocity
       Kuala Lumpur, Malaysia

                                                        Re: DUET Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 24,
2023
                                                            File No. 001-41237

       Dear Dharmendra Magasvaran:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Andy Tucker